EXHIBIT 99.1

Petco Appoints Jeffrey Naylor to Board of Directors

Former CFO of The TJX Companies, Inc. and retail veteran to serve as Audit Committee Chair, bringing deep financial and operational expertise to further support Petco's strategic initiatives

SAN DIEGO, August 3, 2026 — Petco Health & Wellness Company, Inc. (Nasdaq: WOOF) today announced the appointment of Jeffrey Naylor, former Chief Financial Officer of TJX Companies, to its Board of Directors, effective August 1, 2026. In addition to his role on the Board, Mr. Naylor will serve as Chair of the company’s Audit Committee.

Mr. Naylor brings over two decades of leadership experience as a seasoned finance and operations executive within the retail sector. He currently serves as Chair of the Board and as a member of the Audit and Compensation Committees of Synchrony Financial (NYSE: SYF), and as a Director and Chair of the Audit Committee at Wayfair (NYSE: W). Until recently, he also served as a Director and member of the Audit and Finance Committees at Dollar Tree (Nasdaq: DTLR). From 2004 to 2014, Mr. Naylor served in multiple senior leadership roles at The TJX Companies, Inc. including Senior Executive Vice President, Chief Financial and Administrative Officer. Prior to TJX, Mr. Naylor held CFO and senior leadership roles at Big Lots, Inc., Dade Behring, Inc., and The Limited, Inc.

"I am thrilled to welcome Jeff to our Board of Directors at this pivotal time as we reposition the business for a stronger future," said Joel Anderson, Chief Executive Officer of Petco. "Jeff is a highly accomplished retail leader with a proven track record of driving profitable growth, operational discipline and financial excellence. As we execute on our 'Reach for the Sky' strategy, his deep financial acumen and extensive boardroom experience will be invaluable. I look forward to working closely with him to strengthen our economic model and create long-term value for all our stakeholders."

"I am excited to join Petco's Board of Directors during such a dynamic period of transformation for the company," said Naylor. "Petco is a category-defining leader in pet health and wellness, and I see tremendous opportunities to build on the company's strengthening retail fundamentals and integrated omni-channel model. I look forward to partnering with Joel, the leadership team, and the rest of the Board to support our strategy for long-term profitable growth."

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About Petco:
We're proud to be "where the pets go" to find everything they need to live their best lives for more than 60 years — from their favorite meals and toys, to trusted supplies and expert support from people who get it, because we live it. We believe in the universal truths of pet parenthood — the boundless boops, missing slippers, late night zoomies and everything in between. And we're here for it. Every tail wag, every vet visit, every step of the way. We nurture the pet-human bond in the aisles of more than 1,500 Petco stores across the U.S., Mexico and Chile. Customers experience our exclusive selection of pet care products, services, expertise and membership offerings in stores and online at petco.com, and on the

EXHIBIT 99.1

Petco app. In 1999, we founded Petco Love. Together, we support thousands of local animal welfare groups nationwide and have helped find homes for over 7 million animals through in-store adoption events.

Investor Relations:

Roxanne Meyer

InvestorRelations@petco.com

Media Contact:
Ventura Olvera
pressinquiries@petco.com